Exhibit 99.1

NEWS RELEASE

BIO-key® Reports 2010 Fourth Quarter and Full Year Financial Results

Wall, NJ, March 16, 2011 — BIO-key International, Inc. (OTC Bulletin Board: BKYI), a leader in finger-based biometric identification solutions, today reported financial results for the fourth quarter and full year ended December 31, 2010.

Total revenue for the three months ended December 31, 2010 was $564,806 compared to $1.01 million for the same period last year, a decrease of 44.3%.  This decrease is directly related to lower licensing and service revenues, partially offset by higher maintenance fees and hardware sales for the comparable periods.  Additionally, the Company experienced a delay in a significant customer order that was anticipated during the fourth quarter of 2010.

Gross profit and gross profit margin for the three months ended December 31, 2010 were $425,776 and 75.4%, respectively, as compared to $910,113 and 89.8%, respectively, for the three months ending December 31, 2009.  The decrease in gross profit percentage was driven primarily by lower than expected sales for software products as a result of the delayed  customer order, as well as higher hardware sales as a percentage of net sales for the comparable periods. The Company believes that higher sales of its software as compared to hardware in future periods will drive future increases in gross profit margins.

Operating expenses for the three months ended December 31, 2010 were approximately $1 million, a decrease of 17.5% as compared to operating expenses of approximately $1.1 for the same period in 2009.  This decrease was driven by lower selling, general and administrative (“SG&A”) expenses, which declined by 24% as a result of lower non-cash compensation expenses and lower sales commissions in the comparable 2010 and 2009 periods.  This decline was partially offset by higher research, development and engineering expenses.

Operating loss for the period ended December 31, 2010 was ($495,078), compared to an operating loss of ($205,660) for the same period in 2009.  Total net loss including derivative and warrant fair value adjustments and income from discontinued operations for the fourth quarter of 2010 was ($598,322), compared to a net profit of $4.4 million for the comparable 2009 period.  The 2009 fourth quarter, however, included $6.1 million of income related to discontinued operations.

Michael DePasquale, BIO-key’s Chief Executive Officer stated, “During the second half of 2010, we experienced delays in customer purchasing which adversely impacted both our top and bottom-line results.  Some of the contracts from our 2010 third quarter did in fact close and are accounted for in our results.  However, a large international contract  was pushed back although we expect to capture this sale and other sales from the third quarter in both the first and second quarter of this year.  I believe our results in the first quarter and throughout 2011 will show that demand for our products and services is in fact intensifying, both domestically and internationally.  Furthermore, we have successfully placed our biometric solutions with two leading mobile operators and believe that will lead to a new and significant future revenue stream.”

Full Year Comparisons

Total revenue for the year ended December 31, 2010 was approximately $3.5 million compared to approximately $2.4 million for the year ended December 31, 2009, an increase of 49.3%. Driving this increase was a $1.1 million increase in licensing sales to both new and existing customers, partially offset by lower service fees.  Additionally, third-party hardware sales increased by $160,000, primarily as a result of revenue from new healthcare customers.

Gross profit and gross profit margin for the year ended December 31, 2010 were approximately $3.0 million and 84.1% respectively, as compared to approximately $1.9 million and 78.6% respectively, for the year ended December 31, 2009.  The increase in gross profit margin is directly attributable to higher licensing fees as a percentage of net sales for the comparable period.

Operating expenses for the year ended December 31, 2010 were approximately $4.2 million, a decrease of 3.4% as compared to operating expenses of $4.3 million for the same period in 2009.  Total SG&A expenses declined by 8.2% over this period, as the Company took steps to better align its overhead to support sales and marketing initiatives, as well as lower legal and professional service fees and charges for non-cash compensation.  This decline was partially offset by higher research, development and engineering expenses and higher commission and referral fee expenses.

The Company reported an operating loss of ($1.2 million) compared to an operating loss of approximately ($2.5 million) for the periods ended December 31, 2010 and December 31, 2009, respectively.  Accounting for income from derivative and warrant fair value adjustments and income from discontinued operations, BIO-key’s net loss for the year ended December 31, 2010 was ($306,789) compared to net income of approximately $4.7 million for the same period in  2009.  The 2010 period included approximately $343,000 of income related to discontinued operations, compared with approximately $2.9 million for the same period in 2009.

Highlights for the fourth quarter included the following:

•                  Medflow Incorporated, the market leader in the development of electronic health records (EHR) software solely dedicated to eye care physicians, announced the release of TruStaffTM fingerprint biometric log-in, which incorporates BIO-key’s technology, for securing access to Medflow EHRs.

•                  A partnership with Bridge People & Technology enabled deployment by South Africa’s largest petrochemical and energy group using BIO-key’s fingerprint biometrics to secure access to an enterprise-wide Learning Management and Performance Evaluation system.

•                  Genesis HealthCare System integrated use of BIO-key’s biometric identification for staff to quickly, conveniently and securely establish their identity to their in their Epic EHR solution and will be adding the BIO-key/ Microsoft Vergence “single sign on” option in the next phase of the project.

•                  Two separate transactions enabled BIO-key to remove all of the potential dilutive effects from the outstanding shares of its Redeemable Convertible Preferred Stock and Convertible Notes, by consolidating them into two Note Payables.  We also reduced the potential dilutive effects of warrants by reducing the number of outstanding warrants by approximately 5 million.  Finally, we structured future payments of the Note Receivable to coincide with scheduled payments of the Note Payable.  The net effect will also offset interest expense against interest income.

•                  BIO-key’s strategic partner relationship with Morpho Trak led to launching the FBI’s Next Generation Identification system, which incorporates BIO-key’s proprietary finger biometric software.

DePasquale continued, “We made progress in 2010 in bringing our fingerprint biometric solutions to the forefront, successfully integrating with several large commercial enterprises and throughout the healthcare industry.  Initial deployments have yielded good results and we do anticipate follow-on orders from our existing channel partners.  Most encouraging for the future is our increasing role in the mobility space and the deployment of our solutions at two large, domestic operators.  Additionally, we believe that the steps taken to improve our balance sheet will provide us with better cash flow management and resources to fund growth.  While it has taken longer to realize the results we had hoped for, we remain highly optimistic about our future and highly focused on bringing this Company to profitability and generating sustainable returns for our shareholders.”

Conference Call Details

BIO-key has scheduled a call for Wednesday, March 16, 2011 at 10:00 a.m. Eastern Time to discuss 2010 fourth quarter and year end results. To access the conference call live, dial 800-860-2442 (international: 412-858-4600) and ask for the BIO-key call at least 10 minutes prior to the start time.  A streaming audio replay of the conference call will be available through April 16, 2011 and may be accessed by dialing 877-344-7529 (international: 412-317-0088) and using the pass code 449123#.

About BIO-key

BIO-key International, Inc., headquartered in Wall, New Jersey, develops and delivers advanced identification solutions to commercial and government enterprises, integrators, and custom application developers. BIO-key’s award winning, high performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise applications. Our solutions are used in local embedded OEM products as well as some of the world’s largest identification deployments to improve security, guarantee identity, and help reduce identity theft.  BIO-key’s technology is offered directly or by market leading partners around the world. (http://www.bio-key.com)

BIO-key Safe Harbor Statement

Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”).  The words “estimate,” “project,” “intends,” “expects,” “anticipates,” “believes” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Act.  These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements.  These risks and uncertainties include, without limitation, our history of losses and limited revenue, our ability to develop new products and evolve existing ones, the impact on our business of the recent financial crisis in the global capital markets and negative global economic trends, and our ability to attract and retain key personnel.  For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, Inc., see “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and its other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

© Copyright 2011 by BIO-key International, Inc.